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Exhibit 12.1

Valentia
Computation of earnings to fixed charges

	Financial Year Ended April 1, 1999		Financial Year Ended March 31, 2000	Financial Year Ended March 31, 2001		Seven months ended November 1, 2001	Five months ended March 31, 2002	Financial Year Ended March 31, 2003	Pro forma Financial Year Ended March 31, 2003
	(in millions)		(in millions)	(in millions)		(in millions)	(in millions)	(in millions)	(in millions)
UK GAAP
Pre-tax profit/(loss) from continuing operations before adjustments for minority interests in consolidated subsidiaries or profit/loss from equity investees	53		-226	99		-147	-67	-47	-87

Fixed charges:
Interest expense and amortization of debt discount and premium on all indebtedness	42		27	32		16	56	159	169
Amortization of debt issue costs							54		5

Total fixed charges	42		27	32		16	110	159	174

Pre-tax profit/(loss) from continuing operations before adjustments for minority interests in consolidated subsidiaries or profit/loss from equity investees plus fixed charges	95		-199	131		-131	43	112	87

Ratio of earnings to fixed charges	2.26	x		4.09	x
Deficit of earnings to fixed charges			-226			-147	-67	-47	-87

Valentia
Computation of earnings to fixed charges

	Financial Year Ended April 1, 1999		Financial Year Ended March 31, 2000	Financial Year Ended March 31, 2001	Seven months ended November 1, 2001	Five months ended March 31, 2002	Financial Year Ended March 31, 2003	Pro forma Financial Year Ended March 31, 2003
	(in millions)		(in millions)	(in millions)	(in millions)	(in millions)	(in millions)	(in millions)
US GAAP
Pre-tax income (loss) from continuing operations before adjustments for minority interests in consolidated subsidiaries or income loss from equity investees US GAAP	148		-185	-445	-341	-43	-254	-287

Fixed charges:
Interest expense and amortization of debt discount and premium on all indebtedness	42		27	32	16	56	159	169
Debt issue costs	0		0	0	0	3	7	5

Total fixed charges	42		27	32	16	59	166	174

Pre-tax income (loss) from continuing operations before adjustments for minority interests in consolidated subsidiaries or income loss from equity investees plus fixed charges	190		-158	-413	-325	16	-88	-113
Plus:
amortization of capitalized interest	8		8	8	9	0	2	2
Less:
Interest capitalized	-10		-9	-9	-10	-5	-7	-7
	188		-159	-414	-326	11	-93	-118

Ratio of earnings to fixed charges	4.48	x
Deficit of earnings to fixed charges			-186	-446	-342	-48	-259	-292

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  Exhibit 12.1
Valentia Computation of earnings to fixed charges